Page 13 of 24 Pages




                                    EXHIBIT B

                                    AGREEMENT

          AGREEMENT,  dated June 27,  1996,  among  Imperial  Capital  Worldwide
Partners,   L.P.   ("Imperial"),   SOROL,   a  New  York   general   partnership
("Purchaser"), Jonathan Borsuk and Harvey Borsuk.

          WHEREAS, Science Management Corporation ("Science Management"), a Delaware corporation that filed for reorganization pursuant to 11 U.S.C. ss.101 et seq., had its Fifth Amended Plan of Reorganization approved by the United States Bankruptcy Court for the District of New Jersey on April 17, 1996 (the "Plan"); and

          WHEREAS, pursuant to the Plan, on the Effective Date of and as defined in the Plan (the "Effective Date"), Science Management is to, among other things, issue (a) two million (2,000,000) shares of new Science Management common stock (the "New Common Stock") to replace and supersede all Science Management common stock theretofore in existence, and (b) one million seven hundred and fifty thousand (1,750,000) shares of new Science Management preferred stock possessing a par value of one dollar ($1.00) per share (the "New Preferred Stock") to replace and supersede all Science Management preferred stock theretofore in existence; and

          WHEREAS, pursuant to, and on the Effective date of, the Plan, Imperial is to, among other things, pay Four Hundred and Sixty Three Thousand Dollars ($463,000.00) to Science Management, and Science Management is to, among other things, place in escrow for the Call Period (as hereinafter defined) three hundred and fifty thousand (350,000) shares of New Common Stock subject to the Call Option (as hereinafter defined) (the "Escrowed New Common Stock") and distribute to Imperial the following, hereinafter collectively referred to as the "Science Management Interests": (a) one million seventy thousand (1,070,000) shares of the New Common Stock, (b) a call option to acquire the Escrowed New Common Stock, which option may be exercised in whole, in part or in increments, by the holder thereof at any time(s) within the period commencing with the Effective Date and ending eighteen (18) months thereafter (the "Call Period"), for $2.143 in cash per share (the "Call Price") of Escrowed New Common Stock so acquired (the "Call Option"), and (c) all the New Preferred Stock which New Preferred Stock is, without limitation, redeemable for cash at par value by Science Management three (3) years after the Effective Date; and

          WHEREAS,  Purchaser  desires to purchase and Imperial  desires to sell
(a) that portion of the Call Option that would permit the holder thereof to acquire one hundred and thirty-one thousand nine hundred and fifty (131,950) shares of Escrowed New Common Stock, which option represented by said portion of the Call Option may be exercised in whole, in part or in increments, by the holder thereof at any time(s) during the Call Period for the Call Price ("Purchaser's Call Option"), (b) four hundred thousand (400,000) shares of New Common Stock, and (c) six hundred and fifty-nine thousand seven hundred and fifty (659,750) shares of New Preferred Stock, all of the foregoing being hereinafter referred to as the "Relevant Assets"; and

          WHEREAS, Purchaser and Imperial desire to set forth certain terms and conditions regarding their ownership and voting of shares of Science Management; and

          WHEREAS, Imperial has represented to Purchaser that, to the best of Imperial's knowledge, the balance sheets and profit and loss statements of Science Management presented to Purchaser are true and correct in all material respects and do not fail to state a material fact necessary to make such balance sheets and profit and loss statements, in light of the circumstances under which they were presented, not misleading; and

          WHEREAS, Purchaser has represented to Imperial that it, its principals, or its beneficiaries are "accredited investors" as defined under Regulation D of the U.S. Securities Act of 1933, as amended, and have the financial wherewithal to make, and bear the risk of loss of their total investment in connection with, a purchase of interests in Science Management as contemplated by this Agreement; and

          WHEREAS, each of Imperial and Purchaser has represented one to the other that (i) it is duly organized, validly existing and in good standing under the laws of the State of its organization or formation, (ii) it has all necessary power and authority to execute, deliver and perform this Agreement,
(iii) this Agreement, upon and after execution, will be a valid and binding obligation of such party, enforceable in accordance with its terms, the making and performance of which will have been duly authorized by all necessary action, and will not violate, or constitute a default, or require the consent of any person or entity, under the provisions of any agreement or instrument by which such party is bound, or any law, requirement or restriction imposed by a judicial, arbitral or governmental instrumentality on such party, and (iv) no brokerage, finder's, escrow or like fees or commissions are due any person as a result of this Agreement or the transactions contemplated hereby.

          NOW THEREFORE:

          1. Purchaser agrees that on or before the Effective Date Purchaser shall deliver to Rogers & Wells, counsel to Imperial, as escrow agent ("Escrow Agent"), a certified or bank check payable to Science Management Corporation in the amount of Four Hundred and Sixty Three Thousand Dollars ($463,000.00) (the "SMC Check"), which check shall be held and released by Escrow Agent pursuant to the terms of that certain Escrow Agreement annexed hereto as Exhibit A (the "Escrow Agreement"). Purchaser agrees that on the Effective Date, upon Escrow
Agent's notification to Purchaser of Escrow Agent's receipt of the Relevant Assets legended pursuant to paragraph 5 hereinbelow (the "Legended Relevant Assets"), Purchaser shall pay to Imperial the sum of Thirty Seven Thousand Dollars ($37,000.00), by bank or certified check payable to Imperial Capital Worldwide Partners, L.P., or by wire transfer to the favor of Republic National Bank of New York, 452 Fifth Avenue, New York, New York, United States of America, ABA# 021004823, for the account of Imperial Capital Worldwide Partners, L.P., Account Number 318265346 (the "Imperial Payment"), and Imperial shall thereupon notify Escrow Agent of Imperial's receipt of the Imperial Payment, and Escrow Agent shall, pursuant to the Escrow Agreement, deliver to Purchaser the Legended Relevant Assets. Imperial shall give Purchaser three (3) business days' notice of the Effective Date.


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                                                             Page 14 of 24 Pages



          2. Imperial hereby represents, warrants and covenants that (a) Imperial shall on the Effective Date own the Relevant Assets, free and clear of any liabilities, obligations, liens, pledges, security interests, contractual commitments, charges, equities or other encumbrances (collectively
"Encumbrances"), (b) upon transfer of the Relevant Assets to Purchaser in accordance with this Agreement, good and marketable title in and to the Relevant Assets, free and clear of Encumbrances, shall have been transferred and sold to Purchaser, (c) during the Shareholder Cooperation Period (as hereinafter defined) none of Imperial, Jonathan Borsuk, Harvey Borsuk or their respective affiliates (the "Affiliates"), shall, except as otherwise may be required pursuant to their respective fiduciary duties or applicable law, vote for any action in their capacity as director, officer or shareholder of Science Management which will materially and adversely affect the economic interests of the Purchaser in the Relevant Assets, including without limitation the issuance of additional securities by Science Management, unless consented to by Purchaser which consent shall not be unreasonably withheld, conditioned or delayed, and
(d) during the Shareholder Cooperation Period, Purchaser shall be consulted by Imperial prior to any vote by any of the Affiliates at any Board of Directors or shareholders meetings of Science Management.

          3. (a) At any time from and after the Effective Date (unless and until Imperial re- purchases the Relevant Assets from Purchaser pursuant to paragraph 4 hereinbelow) (the "Shareholder Cooperation Period") if either
Purchaser or Imperial desires to sell any of their interests in Science Management to a third party (a "Triggering Sale"), such intending selling party (the "Seller") shall, in writing, offer the other party hereto (the "Option Holder") the option, which such Option Holder may exercise in its sole discretion by delivering written notice to the Seller within the seven (7) days, and closing on such option within the thirty (30) days (unless the Seller desires to extend such period), following receipt of such written offer, either
(i) to sell in such Triggering Sale up to the Maximum Allotment (as hereinafter defined) of its interests in which case a sufficient amount of the Seller's interests to be sold in such Triggering Sale shall be withdrawn from such Triggering Sale to the extent necessary to accommodate the sale of interests pursuant hereto by the Option Holder, (ii) to cancel such Triggering Sale by instead acquiring all of the Seller's and all other intended sellers' interests intended to be sold in such Triggering Sale upon the same terms and conditions of such Triggering Sale, or (iii) to take no action whatsoever with respect to such Triggering Sale.

               (b) As used herein, the "Maximum Allotment" refers to, with respect to each type of interest to be sold in a Triggering Sale, the amount of all like interests held by the Option Holder multiplied by a fraction of which the numerator is the number of like interests intended to be sold by the Seller in such Triggering Sale and the denominator of which is the total amount of such interests held by the Seller immediately preceding such Triggering Sale.

               (c) Notwithstanding anything to the contrary contained in this Agreement, any and each sale or other transfer of any of the Relevant Assets shall be subject to Imperial's rights contained in paragraph 4 hereinbelow which rights shall be paramount and extend to, along with the obligations of Purchaser attendant to such rights which obligations shall be assumed by and binding upon, any purchaser or transferee of any of the Relevant Assets (an "Assign"), or such sale or transfer will be null and void ab initio.

          4. Notwithstanding anything to the contrary, Imperial shall have the right, but not the obligation, to at any time until after the date that is eighteen (18) months after the Effective Date (the "Buyback Period"), re-purchase, from and whether held by Purchaser, one or more Assigns or both, for a total price of Seven Hundred and Sixty Thousand Dollars ($760,000.00) in cash, allocable to Purchaser and any and each Assign in accordance with the applicable agreements among Purchaser and such Assign, all of the Relevant Assets and all rights or assets of any nature arising therefrom or relating or accruing thereto from and after the Effective Date (by virtue of dividends, the exercise, in whole or in part, of Purchaser's Call Option, or otherwise, and irrespective of when in such period, or whether to the benefit of Purchaser or any Assigns, so arising, relating or accruing, but excluding the payment by Science Management or Imperial to Purchaser of the advisor compensation referred to in paragraph 6 hereinbelow).

          5. The parties agree that the Science Management Interests shall be legended as set forth in Exhibit B annexed hereto to give notice of the provisions of paragraphs 3 and 4 hereinabove and that such interests will only be transferred subject to said provisions. Purchaser hereby grants Imperial an irrevocable and unconditional power of attorney to affix the legend on the Science Management Interests only as set forth in Exhibit B annexed hereto.

          6. Imperial agrees to use its reasonable best efforts, to the extent consistent with its fiduciary duties and applicable law, to cause Science Management to (a) offer to hire Purchaser as advisor to Science Management at a compensation of two thousand dollars ($2,000.00) per month for a period commencing with the Effective Date and ending on the earlier of the expiration of the Shareholder Cooperation Period or the third anniversary of the Effective Date (the "Advisory Period"), and (b) permit Purchaser to attend every meeting of the Science Management Board of Directors during the Advisory Period, and Jonathan Borsuk agrees, during the Advisory Period and to the extent consistent with his fiduciary duties and applicable law, to submit matters on the record of the meetings of the Science Management Board of Directors as may be requested by Purchaser. Furthermore, Imperial intends that Jonathan Borsuk shall be actively involved in the management of Science Management during the Advisory Period. If Science Management does not offer to hire Purchaser as advisor as contemplated in clause (a) of this paragraph 6, Imperial shall offer to hire Purchaser as advisor to Imperial for the Advisory Period at a compensation of two thousand dollars ($2,000.00) per month.

          7. (a) Imperial agrees to indemnify Purchaser and hold it harm-less from and against, and shall be obligated to pay or reimburse Purchaser in respect of, the consequences of any claims by Irwin Kallman by virtue of the transactions contemplated by this Agreement, including, without limitation, any and all deficiency, direct or indirect losses, damages to its interests, and reasonable costs (including attorneys' fees) and other reasonable expenses which it may sustain or incur as a result thereof.

               (b) Imperial agrees that, during the Shareholder Cooperation Period, it shall keep Purchaser apprised of all material developments in the case styled Irwin Kallman v. Imperial Capital Worldwide Partners, L.P, et al.,
            -------------------------------------------------------------------
filed in the Supreme Court of the State of New York, County of New York, Index No. 12167/95, and any related or associated claims or actions arising from the subject matter thereof.

               (c) In the event that, during the Shareholder Cooperation Period, Irwin Kallman ("Kallman") obtains a judgment against Imperial pursuant to which Kallman would be entitled to receive any of the interests in Science Management received by Imperial pursuant to the Plan, then Purchaser shall have the right but not the obligation to acquire such interests by payment to Imperial, for contemporaneous payment by Imperial to Kallman, of the amount of said judgment.


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                                                             Page 15 of 24 Pages



          8. Jonathan Borsuk and Harvey Borsuk unconditionally guarantee the performance of all obligations and undertakings and the accuracy of all representations and warranties, of Imperial under this Agreement.

          9. It is understood and agreed by the parties that monetary damages would not suffice as a remedy for any breach hereunder, and that the parties shall be entitled to, without limitation, equitable relief, including injunction and specific performance, in order to enforce the terms and provisions of this Agreement.

          10. The address of each party, for delivery of all notices, notifications, communications and other deliveries hereunder, shall be as follows or such other address as such party may hereafter designate by written notice to the other party as herein provided: if for Imperial, Jonathan Borsuk or Harvey Borsuk, care of Imperial Capital Funding Corporation, 666 Fifth Avenue, 37th Floor, New York, New York 10103, and if for Purchaser, care of Andrew Romay, 200 West 86th Street, New York, New York 10024, with a copy to Paul Soros, care of Soros Associates, 888 Seventh Avenue, New York, New York 10106.

          11. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute but one and the same instrument. A facsimile signature on any counterpart hereto will be deemed an original for all purposes.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed the day and year first above written.

                             SOROL




                             By:
                                --------------------------------------------
                             Its:





                             By:
                                ---------------------------------------------
                             Its:





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                                                             Page 16 of 24 Pages



                              IMPERIAL CAPITAL WORLDWIDE PARTNERS, L.P.
                              By Imperial Capital Investors Corp.,
                              its general partner



                              By:
                                 --------------------------------------------
                              Its:


                             Jonathan Borsuk


                             /S/ JONATHAN BORSUK
                             ------------------------------------------------


                             Harvey Borsuk


                             /S/ HARVEY BORSUK



                             ------------------------------------------------